
                             OPTION TENDER LETTER

Ladies and Gentlemen:

     The undersigned hereby tenders to DGC Acquisition, Inc., a Delaware corporation ("Purchaser") and direct wholly-owned subsidiary of Richfood
Holdings, Inc., a Virginia corporation ("Parent"), options ("Options") to purchase the number of shares of the common stock, $1.00 par value per share, of Dart Group Corporation (the "Shares") designated below, in each case for the difference between $160.00 per Share and the per Share exercise price of each Option, to the extent such difference is a positive number (the "Option
Consideration"), net to the Seller in cash, subject to the terms and conditions set forth in the Offer to Purchase, receipt of which is hereby acknowledged.
The undersigned understands that Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to any newly formed direct or indirect wholly-owned subsidiary of Purchaser, the right to purchase all or any portion of the Options tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering Option holders to receive payment for Options validly tendered and accepted for payment pursuant to the Offer.

     The undersigned understands that (i) Purchaser, under certain circumstances set forth in the Offer to Purchase, may not be required to accept for payment any of the Options designated below, (ii) upon receipt of the Option
Consideration for each Option, the related Option shall be canceled and (iii) the surrender of an Option in exchange for the Option Consideration shall be deemed a release of any and all rights the Option holder had or may have had in respect of such Option.

     Please issue the check for the Option Consideration per Share, multiplied by the number of Shares subject to the applicable Options as indicated below, less any applicable withholding and payroll taxes, to:
----


                    --------------------------------------
                                 (Print Name)

                    --------------------------------------
                   (Option Holder's Social Security Number)

                   Address:
                           --------------------------------

                           --------------------------------

                           --------------------------------

                   Signature:
                             ------------------------------

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                                  No. of Shares
   Date of Option Grant           subject to the             Exercise Price
                                      Option
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

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

 If the space provided above is inadequate, the required information should be listed on a separate signed schedule
                    attached to this Option Tender Letter.

                                  Return to:

                           FIRST UNION NATIONAL BANK

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
           By Mail:                        By Hand/Overnight Delivery:              By Facsimile Transmission:
     First Union Customer                      First Union Customer                       (704) 590-7628
      Information Center                        Information Center
   Corporate Trust Operations               Corporate Trust Operations             Information and Confirmation
Attention:  Reorganization Dept.         Attention:  Reorganization Dept.                 by Telephone:
  1525 West W.T. Harris Blvd.              1525 West W.T. Harris Blvd.              Reorganization Department
         Building 3C3                              Building 3C3                            (704) 590-7408
   Charlotte, NC 28288-1153                    Charlotte, NC 28262
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